EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Corporation, of our report dated January 31, 2003 (except for Note 16 and for the second sentence of the first paragraph of Note 1 as to which the dates are February 18, 2003 and March 15, 2003, respectively) with respect to the consolidated financial statements and schedule of Incyte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

August 13, 2003